SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 13, 2009

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

On April 13, 2009, New York Mortgage Trust, Inc. (the “Company”) issued a press release announcing its initial investment in notes issued by Cratos CLO I, Ltd. (“Cratos”)  A copy of the press release is furnished herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 8.01.     Other Events.

On April 13, 2009, the Company issued a press release announcing the closing of its $9 million initial investment in discounted notes issued by Cratos, a collateralized loan obligation.  This marks the Company’s first investment under its alternative investment strategy.  The Cratos portfolio consists of approximately $467 million par amount of senior secured corporate loans extended to more than 75 different borrowers and is diversified by industry, geography and borrower classification.  The Company’s investment in Cratos was completed in connection with the acquisition by JMP Group Inc., the Company’s largest stockholder, of Cratos’ investment adviser.

The Company’s investment in Cratos was conducted through Hypotheca Capital, LLC, the Company’s taxable REIT subsidiary.  Hypotheca Capital maintains an approximately $64.0 million net operating loss carry-forward and the Company expects to utilize a portion of this net operating loss carry-forward to offset taxable income generated by these assets. The Company’s investment in these assets will be managed by Harvest Capital Strategies LLC, the investment advisor to Hypotheca Capital, LLC and a wholly-owned subsidiary of JMP Group Inc.

Item 9.01.     Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is being furnished herewith this Current Report on Form 8-K.

99.1     Press Release dated April 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: April 14, 2009	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated April 13, 2009.